Q417 Lender Update June 23, 2017 Exhibit 99.1

Q4 FY17 Executive Summary Q417 total pro forma revenue was $733.8M On a constant currency basis, Q417 total pro forma revenue was $749.4M, an increase of 4.4% from Q416 Increase was the result of significantly higher SaaS subscription revenues offsetting a decrease in perpetual license fees Product update and support revenues were relatively flat, down 0.1% with the transition to SaaS Revenues from consulting services and other fees grew by 13.0% year-over-year Q417 pro forma software license fees and subscriptions revenue was $202.8M On a constant currency basis, Q417 pro forma software license fees and subscriptions revenue was $206.6M, an increase of 4.9% from Q416 The increase was primarily related to SaaS revenue growth with Infor contributing double-digit organic growth SaaS revenues increased 30.7% offsetting a 12.5% decrease in perpetual license fees We delivered strong double-digit SaaS bookings growth in Q417 SaaS revenues were over 50% of total license revenue in the quarter   Q417 pro forma product update and support revenue was $338.1M On a constant currency basis, Q417 pro forma product update and support revenue was $345.2M, an decrease of 0.1% from Q416 Retention rates continue to perform well, offsetting decreases resulting from UpgradeX conversions and lower perpetual license bookings levels over the past year Q417 pro forma consulting services and other fees revenue was $192.9M On a constant currency basis, Q417 pro forma consulting services and other revenue was $197.6M, an increase of 13.0% from Q416 Consulting services increased across all geographies and was benefitted from our recent acquisitions   Q417 Adjusted Pro Forma EBITDA was $186.6M (25.4% margin) On a constant currency basis, Q417 Adjusted Pro Forma EBITDA was $191.2M, a decrease of 0.4% from Q416 Cash Adjusted EBITDA, adjusted to include the change in deferred SaaS revenues in the period, was $231.7M, an increase of 8.8% from Q416 on a constant currency basis   Cash balance at the end of Q417 was $305.8M Payments of transaction related expenses for the Koch transaction and timing of our maintenance renewal cycle impacted our cash balance in Q417

Q417 v. Q416 P&L: GAAP

Q417 v. Q416 P&L: Pro Forma

Q417 v. Q416 EBITDA: Pro Forma

FY17 v. FY16 P&L: GAAP

FY17 v. FY16 P&L: Pro Forma

FY17 v. FY16 EBITDA: Pro Forma

Quarterly Overview: LTM Results

Quarterly Overview: LTM Results

Balance Sheet: GAAP

Statement of Cash Flows: GAAP

Debt Summary